August 1, 2017

Sapience Investments, LLC

520 Newport Center Drive, Suite 650

Newport Beach, CA 92660

Investment Advisory Agreement For Subadviser

(Harbor Small Cap Value Opportunities Fund)

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor Small Cap Value Opportunities Fund (the “Fund”). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust (the “Board of Trustees”). The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

The Adviser will promptly furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2.	Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which

SAPIENCE INVESTMENTS, LLC

HARBOR SMALL CAP VALUE OPPORTUNITIES FUND

AUGUST 1, 2017

advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information and any investment guidelines or other instructions received in writing from the Adviser. Upon five (5) days’ prior written notice to you, the Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you. For the avoidance of doubt, you will not be under any obligation to cause the assets of the Fund allocated to you to comply with any amendments to the Prospectus, Statement of Additional Information or investment guidelines, policies or instructions until such time as you have received written notification from the Adviser or the Board of Trustees, as applicable, regarding such amendments. In accordance with paragraph 5 hereof, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

The Adviser shall provide you with written statements of the Declaration of Trust, the By-Laws, the Fund’s written investment objectives and policies, and the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and Investment Advisers Act and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended, and the Investment Company Act.

You shall maintain written compliance policies and procedures that you reasonably believe are adequate to ensure the Fund’s compliance with the foregoing and that are reasonably designed to prevent yourself and the Fund from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees that the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser immediately upon detection of any breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation, including the Investment Company Act and Subchapter M of the Code, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally, such as when the violation could be considered material to your advisory clients.

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HARBOR SMALL CAP VALUE OPPORTUNITIES FUND

AUGUST 1, 2017

You shall keep the Fund’s books and records to be maintained by you and shall, upon the Adviser’s written request, timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you; provided, that you may retain copies of such records that you are required to maintain under any applicable law, rule or regulation.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Adviser. You will make your officers and employees available to meet with the Trustees and the Trust’s or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions; provided, that any such meeting shall be on a date and time that is mutually agreed to by the parties hereto.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in paragraph 4 hereof.

Subject to your obligation to act in good faith, nothing in this Agreement shall limit or restrict you or your personnel from buying, selling or trading in any securities for its or their own account or accounts; provided, that you shall at all times be in compliance with its code of ethics adopted pursuant to Rule 204A-1 under the Investment Advisers Act, as amended. Adviser acknowledges that you, your personnel and your other clients may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of for your other clients. Subject to the investment guidelines of the portion of the Fund’s assets you manage, you shall have no obligation to acquire or sell for your other clients a position in any investment which you or any of your personnel may acquire or sell for its or their own accounts or for the account of another client. The Trust, the Fund and the Adviser acknowledge that the performance of the portion of the Fund’s assets you manage may differ materially from the performance of the accounts of your other clients.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund.

4.

Compensation of the Subadviser. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below)

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HARBOR SMALL CAP VALUE OPPORTUNITIES FUND

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of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Prospectus and Statement of Additional Information by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

Except as set forth below, you may not serve as investment adviser or subadviser to another publicly offered, U.S. open-end mutual fund that would be in direct competition with the Fund for the life of this Agreement, including any continuation thereof. Direct competition would include publicly offered mutual funds for which you serve as the sole or primary investment adviser or subadviser and for which you employ a substantially similar investment strategy to that utilized by the Fund (i.e., your “Small Cap Value” equity strategy and any successor to such strategy). Direct competition would also include serving as investment adviser or subadviser to publicly offered mutual funds structured as fund-of-funds type vehicles with broader mandates that have utilized the Fund as one of the underlying funds to provide investment exposure to the investment strategy employed by the Fund in place of engaging you directly to serve as investment adviser or subadviser to that fund (the “fund-of-funds restriction”). In light of the continuing evolution of products offered by third parties that may be subject to this fund-of-funds restriction, the parties agree to discuss in good faith any and all such future products that may subject to such restriction. This restriction on serving as investment adviser or subadviser to another publicly offered, open-end mutual fund that would be in direct competition with the Fund shall not apply to any publicly offered, open-end mutual fund which: (i) is marketed or held out to the public as employing a multi-manager investment approach; (ii) in fact does employ multiple managers to achieve its investment objectives; and (iii) is not structured as a fund-of-funds type vehicle that has utilized the Fund to gain exposure to the investment strategy employed by the Fund.

The provisions set forth in this paragraph 4 will survive termination of this Agreement for a period of 12 months except in the event this Agreement is assigned by or otherwise terminated by the Adviser or the Trust on behalf of the Fund or in the event that both parties mutually agree to terminate this Agreement in which case these provisions will expire on the date of termination.

5.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of portfolio securities for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent of the Fund, or receive any compensation in connection with the purchase or sale of investment securities by the Fund other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board of Trustees. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio

SAPIENCE INVESTMENTS, LLC

HARBOR SMALL CAP VALUE OPPORTUNITIES FUND

AUGUST 1, 2017

securities for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund to obtain the best combination of price and execution. However, the parties hereto understand and agree that you may rely on multiple factors for selecting broker-dealers, including without limitation: best net price, giving effect to brokerage commissions, spreads and other costs; knowledge of negotiated commission rates and spreads currently available; the nature of the security being traded; the size and type of the transaction; the nature and character of the markets for the security to be purchased or sold; the desired timing of the trade and speed of execution; the activity existing and expected in the market for the particular security; the broker-dealer’s access to primary markets and quotation sources; the ability of the broker-dealer to effect transactions when a large block of securities is involved or where liquidity is limited; confidentiality; the execution, clearance and settlement capabilities and history as well as the reputation and perceived soundness of the broker-dealer selected and others which are considered; knowledge of actual or apparent operational problems of any broker-dealer; the broker-dealer’s execution services rendered on a continuing basis and in other transactions; the broker-dealer’s access to underwriting offerings and secondary markets; the broker-dealer’s reliability in executing trades, keeping records and accounting for and correcting trade errors; the broker-dealer’s ability to accommodate your needs with respect to one or more trades including willingness and ability to maintain quality execution in unusual or volatile market conditions and to commit capital by taking positions in order to complete trades; the quality of communication links between you and the broker-dealer; and the reasonableness of spreads or commissions. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the best execution. Therefore, you are authorized, consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Trust’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or

SAPIENCE INVESTMENTS, LLC

HARBOR SMALL CAP VALUE OPPORTUNITIES FUND

AUGUST 1, 2017

purchased in order to obtain the most favorable price, lower brokerage commissions and/or efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients,. The parties acknowledge that while you will seek to treat your clients in a fair and equitable manner over time, on any given order, some of your clients’ accounts may trade before others, and some of your clients’ accounts may receive more favorable pricing than others for the same security.

6.	Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement. In addition, you shall have no responsibility or liability with respect to the acts, omissions or other conduct of any other service provider of the Trust, the Fund or the Adviser.

7.	Representations and Warranties. Each of the parties hereto hereby agrees, represents and warrants as follows:

(a)	This Agreement has been duly authorized, executed and delivered by such party and constitutes its valid and binding obligation, enforceable in accordance with its terms.

(b)	The execution, delivery and performance of this Agreement by such party will not violate or result in any default under such party’s charter or by-laws (or equivalent constituent documents), any material contract or agreement to which such party is a party or by which it or its assets may be bound or to the best of its knowledge any statute or any rule, regulation or order of any government agency or body.

(c)	Such party is not the subject of any claim or litigation which, if successful, could have a material adverse effect on its business as presently conducted.

8.

Duration and Termination of this Agreement; Partial Withdrawal and Orderly Liquidation. This Agreement shall remain in force until July [31], 2019 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the Securities and Exchange Commission (“SEC”) by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be

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HARBOR SMALL CAP VALUE OPPORTUNITIES FUND

AUGUST 1, 2017

applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order.

Upon the receipt or delivery (as the case may be) of a party’s notice of termination or a request by Adviser for a partial withdrawal, you shall arrange for the partial or complete liquidation of the applicable portion of the Fund’s assets you manage in an orderly fashion and shall arrange for the availability of the termination or withdrawal proceeds in cash; provided, however, that if your discretion has been removed, then you and your personnel shall take no further action with respect to the portion of the Fund’s assets you manage other than to provide such information and documentation to Adviser and the Fund’s custodian as shall be required to enable Adviser or a successor investment adviser designated by Adviser to exercise discretion over the portion of the Fund’s assets you had managed and the Fund assets contained therein. You shall arrange for all of the termination or withdrawal proceeds to be available in cash as soon as practicable but no later than five (5) days after the termination date or the withdrawal date (as the case may be), or shall leave all or any portion of the assets in the Fund that you had managed invested if so instructed by Adviser.

9.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by you and by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be requested in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 8 or 9 hereof.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

11.	Disclosure Brochure. Each of the Trust, the Fund and the Adviser acknowledges receipt of a copy of your Form ADV Part 2A, as filed with the SEC, prior to its execution of this Agreement.

12.

Corporate Actions. You are authorized to deal with reorganizations, exchange offers and other voluntary corporate actions with respect to securities held in the portion of the Fund’s assets you manage in such manner as you deem advisable, unless the Board of Trustees or the Adviser otherwise specifically directs in writing. It is acknowledged and agreed that you shall not be responsible for the filing of claims (or otherwise causing the Fund or the Trust to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the portion of the Fund’s assets you manage. With the Adviser’s approval, on a case-by-case basis you may obtain the authority and take on the responsibility to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the portion of the Fund’s assets you manage, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related

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HARBOR SMALL CAP VALUE OPPORTUNITIES FUND

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proceedings with respect to such securities as you deem appropriate to preserve or enhance the value of the portion of the Fund’s assets you manage, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which you deem to be in the best interest of the portion of the Fund’s assets you manage or required by applicable law, including the Employee Retirement Income Security Act of 1974, as amended, and (iv) employ suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the portion of the Fund’s assets you manage.

13.	Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust and all persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Funds with respect to transactions by the Fund in securities or other assets.

15.	Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser, is required by law, rule or regulation, or is requested by a regulatory authority that oversees your business activities, including without limitation, the SEC. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own benefit to the detriment of the Fund.

16.

Use of Names. Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party. Notwithstanding the foregoing, you agree that the Adviser may use your name in advertising, promotional or other material related to the Fund; provided, however, that you have been given the opportunity to review and approve such material; and further

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provided that to the extent that you have reviewed and approved such materials, the Adviser shall be entitled to update such materials with statistical data without seeking your prior approval.

SAPIENCE INVESTMENTS, LLC

HARBOR SMALL CAP VALUE OPPORTUNITIES FUND

AUGUST 1, 2017

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR SMALL CAP VALUE OPPORTUNITES FUND

By:
David G. Van Hooser, President

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

SAPIENCE INVESTMENTS, LLC

By:
Name:
Title: